Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Precision Drilling Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value	Rule 457(c) and Rule 547(h) (3)	500,000	$60.85 (3)	$30,425,000	$ 153.10 per $1,000,000	$4,658.07

Equity	Common shares, no par value	Rule 457(c) and Rule 547(h (3)	200,000	US$60.85 (3)	US$12,170,000	$ 153.10 per $1,000,000	US$1,863.23

Total Offering Amount					US$42,595,000		US$6,521.30

Total Fee Offsets							N/A

Net Fee Due							US$6,521.30

(1)
The securities to be registered include options and other rights to acquire the common shares, no par value (the “Common Shares”), of Precision Drilling Corporation (the “Registrant”), including 500,000 Common Shares issuable pursuant to the Registrant’s Omnibus Equity Incentive Plan, as amended (the “Omnibus Plan”) and 200,000 Common Shares issuable pursuant to the Registrant’s
Non-Employee
Director Share Unit Plan (the “DSU Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional Common Shares that may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, recapitalizations, reclassifications, mergers, split-ups,
reorganizations, consolidations and other capital adjustments.

(3)
Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act, solely for the purposes of calculating the registration fee. The price for the 500,000 Common Shares under the Omnibus Plan and the 200,000 Common Shares under the DSU Plan is based upon the average of the high and low sales prices reported for Common Shares reported on the New York Stock Exchange on December 13, 2024.